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                                                                    Exhibit 99.1

[LOGO]                                   CONTACT:
                                         Phil Kagel
                                         CFO and Senior VP, Finance
                                         Phone:  (408) 934-7500



NEWS RELEASE

SIPEX REPORTS THIRD QUARTER 2003 RESULTS

GROSS MARGIN LEAPS 1300 BASIS POINTS AND GROSS PROFIT DOUBLES SEQUENTIALLY. LOSS NARROWS TO $0.07 PER SHARE, WELL AHEAD OF ANALYSTS' CONSENSUS. PROFITABILITY IN SIGHT.

(MILPITAS, CA - OCTOBER 30, 2003) - Sipex Corporation (NASDAQ:SIPX) today reported net revenue of $16.5 million for the third quarter of 2003. The $16.5 million represented an increase of approximately 11% over the previous quarter and was roughly flat with the $16.6 million reported for the same period last year. Loss per share for the third quarter of 2003 was $0.07 compared with a $0.17 loss per share reported for the previous quarter and a $0.75 loss per share reported for the third quarter of 2002.

Gross profit for the third quarter of 2003 was $4.8 million, or 29%, compared to $2.4 million, or 16%, for the previous quarter and a loss of $6.6 million for the third quarter of 2002.

Cash and short term investments were $16.7 million, compared to $20.1 million at the end of the previous quarter. The decrease in cash balance was primarily due to an increase in receivables by $1.9 million and a decrease in payables by $2 million.

Commenting on the results, Walid Maghribi, president and CEO of Sipex said:

"We are extremely excited to have our first sequential growth quarter since the third quarter of last year. Excluding legacy products, revenue grew 28% when compared with the same period last year. For the third quarter of 2003, our total net revenue grew by $1.6 million from the previous quarter. This growth was driven by increased sales of our Optical Storage and Interface product families, which grew 16% and 20% respectively. Optical Storage products grew faster than expected due mainly to the successful ramp of the newly introduced Photo Detector IC (PDIC) for the home market. Interface product mix was enriched with a ramp in our multi-protocol family shipment while Power product revenue showed a 2% decrease due to a focus on margin optimization. As we continue to focus on the execution of our marketing and sales strategies, we are pleased with the increasing acceptance of our products and the acceleration of new account penetration, which are expected to translate into good growth in the coming year.

"We are extremely pleased with the leap in the overall gross profit, which doubled sequentially, and delighted to see the results of our actions of the past year unfolding as planned. Interface and Power products showed an increase in gross margin, in varying degrees, as a result of our continuous yield improvement effort and improved mix. The gross margin has yet to benefit fully from our conversion to two micron technology on interface products or from our process conversion on several old Power products. We therefore expect gross margin to continue to improve for the next several quarters as we deliver on our cost reduction strategies and grow our revenue.

"Our operating loss narrowed dramatically as a result of the jump in gross margin and the continuing reduction in below the line expenses. We continue to invest in R&D as appropriate while reducing our overhead expenses. As outlined in our initial restructuring initiatives, we are on track to achieve profitability from operations at around $19 million in revenue. We believe this is achievable within the first two quarters of next year.

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"Again we entered the fourth quarter with a weak backlog position especially in
Asia. While we feel fairly comfortable about the first quarter of next year, due to specific identified opportunities, the fourth quarter could be challenging in term of revenue growth due to holidays and our focus on improving the gross profit. We are therefore taking a more cautious stance and forecasting our revenue to be in the range of $16.5 to 17.5 million, with gross margin in the low to mid 30's," concluded Maghribi.

The company also announced today that it has completed its previously announced reincorporation from Massachusetts to the state of Delaware.

CONFERENCE CALL INFORMATION:

As previously announced, Sipex will hold an earnings conference call today at 5:30PM EST to discuss the third quarter results. To gain access to Sipex's teleconference, the toll free number is 888-677-5720, pass code is SIPEX. International callers should dial 312-470-7325. Also, a live audio webcast will be available during the conference call at:

http://www.firstcallevents.com/service/ajwz392238150gf12.html

For the convenience of our shareholders, the webcast will be available for replay until January 30, 2004. If you are interested in hearing the recording of the conference call, please dial 800-388-9075. International callers may dial 402-998-1064.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements are estimates reflecting the best judgment of the senior management of Sipex. These forward-looking statements include statements regarding general growth of Sipex's business, anticipated financial results for the fourth quarter of 2003 and the first half of 2004, recovery in the economic conditions in Asia, and anticipated improvement in gross margins and achievement of profitability. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements, including: the risk that Sipex's business and product sales will not grow as anticipated; risks related to overall economic conditions in the U.S. and abroad, in particular in Asia; demand for electronic products and semiconductors in general; demand for the end-user products for which the Company's semiconductors are suited; the Company's ability to move new product designs into production; and the ability of the Company to manage expenses and improve gross margins. Forward-looking statements should, therefore, be considered in light of various important factors, including those risk factors set forth in reports that we file periodically with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2002, Form 10-Q for the quarter ended June 28, 2003 and subsequent reports on Forms 8-K.

ABOUT SIPEX

Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (ICs). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional offices in Belgium, China, Germany, Japan, South Korea and Taiwan. Sipex sells direct and through distribution channels. For more information about Sipex, visit www.sipex.com.

For further information, contact Phil Kagel, Senior Vice President and CFO at Sipex Corporation, 233 South Hillview Drive, Milpitas, CA 95035, Telephone (408-934-7547).

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                                SIPEX CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                      THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                      ------------------                       -----------------
                                            SEPTEMBER 27, 2003  SEPTEMBER 28, 2002  SEPTEMBER 27, 2003  SEPTEMBER 28, 2002
                                            ------------------  ------------------  ------------------  ------------------
Net Sales                                         $ 16,497          $ 16,625             $ 46,504             $ 49,677
Cost of sales                                       11,675            23,181               39,470               56,001
                                                  --------          --------             --------             --------
      Gross profit (loss)                            4,822            (6,556)               7,034               (6,324)

Operating Expenses:
      Research and development                       3,348             3,407                9,709                9,680
      Marketing and selling                          1,759             1,813                5,126                6,286
      General and administrative                     1,563             1,816                5,679                6,116
      Reorganization Costs                              --             1,623                   --                1,623

      Restructure costs                                 --             3,806                 (300)               3,806
      Amortization/impairment of goodwill               --             1,819                   --                4,803
                                                  --------          --------             --------             --------
          Total operating expenses                   6,670            14,284               20,214               32,314

Loss from operations                                (1,848)          (20,840)             (13,180)             (38,638)
Other expense, net                                    (217)              (57)                (481)                (774)
                                                  --------          --------             --------             --------
      Loss before income tax                        (2,065)          (20,897)             (13,661)             (39,412)
Income tax expense                                      27               178                  291               32,113
                                                  --------          --------             --------             --------
      Net Loss                                    $ (2,092)         $(21,075)            $(13,952)            $(71,525)
                                                  ========          ========             ========             ========
      Net loss per common share-basic
      and diluted                                 $  (0.07)         $  (0.75)            $  (0.50)            $  (2.66)
                                                  ========          ========             ========             ========
      Weighted average common shares
          outstanding-basic and diluted             28,136            27,955               28,075               26,920
                                                  ========          ========             ========             ========

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                                SIPEX CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                              SEPTEMBER 27, 2003     DECEMBER 31, 2002
                                                              ------------------     -----------------
                                  ASSETS

Current assets:
     Cash and short-term investments                                 $16,692              $16,469
     Accounts receivable, net                                         11,213                7,278
     Inventories                                                      15,048               14,393
     Other current assets                                              2,542                3,446
                                                                     -------              -------
      Total current assets                                            45,495               41,586
Property, plant and equipment, net                                    51,766               56,997
Other assets                                                             456                  203
                                                                     -------              -------
      Total assets                                                   $97,717              $98,786
                                                                     =======              =======
                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                                $ 6,487              $ 8,103
     Accrued expenses                                                  4,606                3,570
     Accrued restructuring costs                                          --                  755
     Deferred income                                                   4,006                1,383
                                                                     -------              -------
      Total current liabilities                                       15,099               13,811
Long-term debt                                                        21,245               10,455
                                                                     -------              -------
      Total liabilities                                               36,344               24,266
Shareholder's equity                                                  61,373               74,520
                                                                     -------              -------
      Total liabilities and shareholders' equity                     $97,717              $98,786
                                                                     =======              =======


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